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                                    EXHIBIT 10.8
            Data processing Agreement with Electronic Data Systems Corp.

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                   AGREEMENT FOR INFORMATION TECHNOLOGY SERVICES

     THIS AGREEMENT ("Agreement") is between Electronic Data Systems Corporation ("EDS"), a Delaware corporation with an address at 5400 Legacy Drive, Plano, Texas 75024, and AMERICAN COMMERCIAL BANK ("Customer"), a California state-chartered bank with an address at 300 SOUTH MILLS ROAD, VENTURA, CA 93003.

     WHEREAS, Customer desires to purchase certain information technology services from EDS, a provider of such services.

     NOW, THEREFORE, Customer and EDS hereby agree as follows:

                              ARTICLE I - DEFINITIONS

1.1  DEFINITIONS. In this Agreement:

    (a) "Account Record" is an end-customer account (including, without limitation, any open or closed DDA/checking account, savings account, certificate of deposit account, or loan account) that is maintained on the EDS System during the applicable month.

    (b)   "Additional Services" are the Services described in
          Section 3.1(d).

    (c)   "Basic Services" are the Services listed in Section I of Schedule A.

    (d) "Business Day" is each weekday, Monday through Friday, which is not a holiday of Customer.

    (e)   "Conversion Services" are the Services described in Section
          3.1(c).

    (f) "CPI" is the Consumer Price Index for All Urban Consumers, U.S. City Average, for All Items (1982-1984=100) as published by the Bureau of Labor Statistics of the U.S. Department of Labor. If the Bureau of Labor Statistics stops publishing the CPI, the parties will substitute another comparable measure published by a mutually agreeable source. However, if such change is merely to redefine the base period for the CPI from 1982-1984 to some other period, the parties will continue to use the CPI but will, if necessary, convert the two CPI's being compared to the same basis by multiplying one of them by the appropriate conversion factor.

    (g) "Customer Systems" are the Systems listed in Schedule D to be provided by Customer for use in conjunction with EDS Systems.

    (h) "Data Center" is the space at one or more locations where EDS performs Services, excluding Customer locations.

    (i) "EDS Systems" are all Systems, except for Systems provided by Customer, used by EDS to provide Services, including without limitation any improvements, modifications, or enhancements made by EDS to any System and provided to Customer under this Agreement. The term "EDS Systems" includes, without limitation, the ITI Premier systems described in Schedule A.

    (j) "Effective Date" is the date that this Agreement is executed by EDS pursuant to Section 9.11.

    (k) "Equipment" is all telecommunications lines, modems, and other equipment, including without limitation terminals, control units, ports, logical units, and all related data transmission service required by EDS for Customer to access the EDS Systems, transmit data to EDS, and receive reports and other output from EDS.

    (l)   "Initial Term" is defined in Section 2.1.

    (m)   "ITI" is Information Technology, Inc.

    (n)   "Operational Date" is the later of (i) the Effective Date, or
          (ii) the first day on which any Conversion Services are completed and Customer has the capability to input transactions or data for processing by EDS. If the Operational Date occurs after the Effective Date, EDS will notify Customer of the Operational Date by delivery of a notice to Customer in the form attached as Attachment 1 to Schedule A.

    (o)   "Optional Services" are the Services listed in Schedule B.

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    (p)   "PC Software" means the PC-based software applications to be utilized by Customer in connection with the Services, as such software applications are described in Section I(a) of Schedule A.

    (q)   "Renewal Term" is defined in Section 2.1.

    (r) "Service" or "Services" are all of the services to be provided by EDS under this Agreement, which include the Basic Services, Optional Services, Conversion Services and Additional Services.

    (s) "System" or "Systems" are (i) computer programs, including without limitation software, firmware, application programs, operating systems, files and utilities; (ii) supporting documentation for such computer programs, including without limitation input and output formats, program listings, narrative descriptions, operating instructions and procedures, user and training documentation, special forms, and source code; and (iii) the tangible media upon which such programs are recorded, including without limitation chips, tapes, disks and diskettes.

     Other terms are defined elsewhere in this Agreement.

                                 ARTICLE II - TERM

2.1 TERM. This Agreement will begin on the Effective Date and, unless terminated earlier under Section 7.3, 7.4, 7.5, 7.6, or 9.5, will continue for a period of five years from the Operational Date (the "Initial Term"). Thereafter this Agreement will automatically renew for successive terms of two years each (the "Renewal Terms") unless either party gives the other party written notice at least six months prior to the expiration date of the Initial Term or the Renewal Term then in effect that the Agreement will not be renewed beyond such term.

                         ARTICLE III - EDS RESPONSIBILITIES

3.1 SERVICES PROVIDED. EDS or its subcontractors will provide Customer with the following Services:


     (a)  BASIC SERVICES. Customer's requirements for Basic Services.

     (b) OPTIONAL SERVICES. The Optional Services that Customer requests and EDS agrees to provide.

     (c) CONVERSION SERVICES. On a mutually agreeable schedule EDS will provide those services and instructions ("Conversion Services") reasonably required for Customer to convert to and use the EDS Systems as described in Section II of Schedule A. Customer will cooperate in the conversion effort and timely provide whatever information, data, clerical and office support, management decisions, approvals, and sign-offs that EDS reasonably requires. According to a plan to be developed by Customer and EDS, EDS will train a mutually designated group of Customer's personnel in the proper use of the EDS Systems for the charges set forth in
          Section III(b), Section III(c), Section III(d) and Section III(e) of Schedule C. Additional training in the proper use of the EDS systems will be provided as an Additional Service. Customer will cooperate with EDS in scheduling training in conjunction with Customer's conversion to the EDS Systems. In connection with the Conversion Services, the parties will also comply with their respective obligations, as described in Schedule E.

     (d) ADDITIONAL SERVICES. If Customer requests EDS to perform any Service which is not a Basic Service, an Optional Service or a Conversion Service, then EDS may provide such service as an "Additional Service".

3.2  GENERAL TERMS RELATING TO SERVICES. EDS will:

     (a) Beginning on the Operational Date, operate the EDS Systems at the Data Center, and accept data and other input from Customer. EDS will not be responsible for the loss of any input or output during transportation to or from the Data Center.

     (b) Provide all Equipment at Customer's expense, including related shipping, installation, and maintenance charges, and advise Customer on the compatibility of its Equipment with the EDS Systems. Customer may elect, with EDS' approval, which will not be unreasonably withheld, to provide such Equipment at Customer's expense, subject to charges for Additional Services required for EDS Systems access or configuration.

     (c) Provide for Customer's use one copy of EDS' standard user documentation and one copy of any revisions describing the preparation of input for, and use of, output from the EDS Systems. Such documentation will address the reports


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          provided under this Agreement.  Upon Customer's request, EDS will provide additional copies of such documentation at EDS' then standard charges.

     (d) Correct any errors in customer files that result in errors in reports or other output, including without limitation microfiche or electronic transmissions, where such errors (i) are due solely to either malfunctions of EDS' equipment or the EDS Systems or errors of EDS' operators, programmers or other personnel, and (ii) are called to EDS' attention within the time frames specified in Section 4.3, EDS will, to the extent reasonably practicable, correct any other errors as an Additional Service.

     (e) Establish, modify, or substitute from time to time any Equipment, processing priorities, programs, or procedures used in the operation of the EDS Systems or the provision of the Services that EDS reasonably deems necessary, and notify Customer of any such changes that will affect Customer's operations.

     (f) Install and provide, at EDS' expense, all standard or regular updates and releases received from ITI with respect to EDS Systems.

     (g) Perform the Services in accordance with the service level standards (the "Performance Standards") described in Schedule F.

3.3 AUDITS. EDS will provide auditors and inspectors that Customer designates in writing with reasonable access to the Data Center for the limited purpose of performing audits or inspections of Customer's business. EDS will provide to such auditors and inspectors reasonable assistance, and Customer will compensate EDS for any Additional Services provided in connection with the audit or inspection. EDS will not be required to provide access to data of other EDS customers.

3.4 REGULATORY COMPLIANCE. EDS will endeavor to maintain the EDS Systems so that they will not be disapproved by any federal or state regulatory authority with jurisdiction over Customer's business. If Customer believes that any modifications to the EDS Systems are required under any laws, rules, or regulations. Customer will promptly so inform EDS. EDS will perform any modifications to the EDS Systems or recommend changes to operating procedures of Customer that EDS determines are necessary or desirable: provided, that if any such changes or modifications result in a significant increase in EDS' cost of providing Services, EDS will be entitled to increase the charges under this Agreement by an amount that reflects a pro rata allocation of EDS' increased cost among the applicable EDS customers. New or enhanced EDS System features, functions, reports, or other Services that may result from such modifications or recommendations may be provided as an Additional Service. Notwithstanding the foregoing, Customer acknowledges that the EDS Systems may, from time to time, consist in part of System(s) licensed by EDS from third-party vendor(s) and, therefore, EDS shall have no duty or responsibility to modify any such third-party System under this Section 3.4 except to the extent that the vendor thereof has such a duty or responsibility to modify such System pursuant to the applicable license agreement between EDS and such vendor.

3.5 FINANCIAL STATEMENTS AND EDP AUDIT. Upon request, EDS will provide at no charge one copy of EDS' most recent audited financial statements to Customer. Upon request, EDS will also provide at no charge to Customer one copy of EDS' most recent independent Data Center EDP audit.

3.6 PC SOFTWARE. EDS will either (i) license to Customer or (ii) arrange with the appropriate third party vendor for a direct license, or a sublicense through EDS, to Customer of the PC Software. Customer will execute any such license or sublicense that may be required by such vendor and will be
     responsible for compliance with all terms and conditions thereof.   Such
     license or sublicense will provide for Customer to have the use of the PC Software at all times during the term of this Agreement.


                       ARTICLE IV - CUSTOMER RESPONSIBILITIES

4.1 MAINTENANCE OF EQUIPMENT. Customer will maintain all Equipment owned or leased by Customer in good working order in accordance with manufacturer's specifications.

4.2 PROVISION OF FORMS. Unless otherwise agreed in writing, Customer will provide or pay for all forms required by Customer. These forms will conform to EDS' reasonable specifications. Customer will also provide all forms produced or printed at Customer's premises and required for the performance of Services, or will pay mutually agreed charges to EDS for such forms if provided by EDS at Customer's request.

4.3 CORRECTION OF REPORTS AND OUTPUT. Customer will balance reports to verify master file information and will inspect and review all reports and other output (whether printed, microfiched or electronically


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     transmitted) created from data provided by Customer to EDS. Customer will reject all incorrect reports or output within two Business Days after receipt of daily reports or output, within five Business Days after receipt of annual. quarterly or monthly reports or output. and within three Business Days after receipt of all other reports or output.

4.4 PROVISION OF DATA. Customer will be responsible for the quality and accuracy of all data and other input provided to EDS. EDS may, at its option, return to Customer for correction before processing any data submitted by Customer which is incorrect, illegible or not in proper form. If Customer does not provide its data to EDS in accordance with EDS' specified format and schedule. EDS will use reasonable efforts to reschedule and process the data as promptly as possible. Related expenses incurred by EDS will be charged to Customer.

4.5 USE OF SYSTEM, PROCEDURES, ETC. Customer will comply with all operating instructions for the EDS Systems which are issued by EDS ham mine to min, Except as otherwise provided in this Agreement, Customer will be responsible for the supervision, management and control of its use of the EDS Systems, including without limitation (i) implementing sufficient procedures to satisfy its requirements for the security and accuracy of the data and other input Customer provides. (ii) implementing reasonable procedures to verify reports and other output from EDS within the time frames specified in Section 4.3, and (iii) specifying the methods of accrual calculation to be used by EDS in providing the Services from the options available in the EDS Systems.

4.6 CUSTOMER SYSTEMS. Customer will provide, at Customer's expense. the Customer Systems. Customer will be responsible for any license or maintenance fees related to providing the Customer Systems for use by EDS in connection with the Services. Customer will. at Customer's expense. ensure that the Customer Systems are at V times compatible with the EDS Systems and EDS will have no liability hereunder for any delay or failure to perform Services which arises as a result of the failure of Customer to maintain any Customer System so that it is compatible with the EDS Systems.

4.7  PC SOFTWARE.

     (a) Notwithstanding Section 3.2(b). Customer will. at Customers expense. provide and be responsible for all equipment required for Customer to use the PC Software ("PC Software Equipment").

     (b) Without EDS' prior written consent. Customer will not (i) install any System other than the PC Software on applicable PC Software Equipment:(ii) sell, assign, lease, transfer, or disclose to any third party the PC Software, (iii) use the PC Software for the commercial benefit of any third party; (iv) copy or reproduce the PC Software; or (v) reverse assemble, reverse compile, or otherwise recreate the PC Software. Customer may transfer its use of the PC Software to a backup or replacement system to the PC Software Equipment on a temporary or permanent basis provided Customer gives prior written notice to EDS and discontinues use of the PC Software on the applicable PC Software Equipment.

4.8 OTHER RESPONSIBILITIES. Customer will also comply with its obligations as set forth in Schedule E.


                            ARTICLE V - PAYMENTS TO EDS

5.1  SERVICE CHARGES.  Customer will pay EDS for the Services as follows:

     (a) For Basic Services, the monthly charges listed in Section I of Schedule C.

     (b) For Conversion Services, the applicable conversion charges listed in Section HI of Schedule C.

     (c) For Optional Services, the monthly charges listed in Section II of Schedule C.

     (d) For Additional Services, EDS' then standard charges for such Services. or, if EDS then has no standard charges for such Services. upon whatever other basis that the parties agree.

5.2 ADDITIONAL CHARGES. Customer will also pay EDS the following, if applicable:

     (a) All costs incurred by EDS (i) in mailing reports or other output to Customer. its customers or third parties. and (ii) in transporting, shipping, or delivering reports. output. or input between the. Data Center and Customer's locations.

     (b) All actual out-of-pocket costs and expenses, including, without limitation. travel and travel related expenses, which are incurred by EDS in


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          providing Services when incurred at Customer's request.

     (c) All taxes, however designated or levied. based upon any charges under this Agreement. or upon this Agreement or the Systems, Services, or materials provided hereunder, or their use, including without limitation state and local privilege or excise taxes based on gross revenue, sales and use taxes, and any taxes or amounts in lieu thereof paid or payable by EDS in respect of the foregoing, exclusive, however, of franchise taxes and taxes based on the net income of EDS.

5.3  TIME OF PAYMENT.

     (a) All charges under this Agreement will be due and payable within ten days of invoice date. Any charges not paid within thirty days of invoice date will bear interest until paid at a rate equal to the lesser of 0% per month or the maximum interest rate allowed by applicable law.

     (b) If Customer reasonably disputes in good faith any invoiced charge, then, no later than ninety days after the date of such invoice, Customer will give EDS written notice specifying the reasons for such dispute. Charges not disputed as set forth in this Section 5.3(b) will be deemed acceptable by Customer.

5.4 COST OF LIVING ADJUSTMENT. No more than once in any twelve month period. EDS may, at its option and by giving Customer written notice. increase the charges for Services by a percentage not to exceed the percentage by which the CPI as of that time is higher than the CPI as of (i) for the first adjustment, the earlier of the Effective Date or the date of the last adjustment previously made pursuant to any immediately prior agreement. if any. under which EDS provided the same or similar Services to Customer. and
     (ii) thereafter. the previous time that EDS adjusted its charges to Customer pursuant to this Section. These increased charges will remain in effect until EDS adjusts them again pursuant to this Section.


                               ARTICLE VI - SYSTEMS,
                             DATA, AND CONFIDENTIALITY

6.1 EDS SYSTEMS. All EDS Systems are and will remain the exclusive property of EDS or licensees of such EDS Systems. as applicable, and. except as expressly provided in this Agreement, Customer shall have no ownership interest or other rights in any EDS System. Customer acknowledges that the EDS Systems include EDS proprietary information and agrees to keep the EDS Systems confidential at all times. Upon the expiration or termination of this Agreement, Customer will return all copies of all items relating to the EDS Systems which are in the possession of Customer and certify to EDS in writing that Customer has retained no material relating to the EDS Systems.

6.2 CUSTOMER'S INFORMATION. Information relating to Customer or its customers contained in Customer's data files is the exclusive property of Customer and EDS will only be the custodian of that information. EDS agrees to hold in confidence all proprietary information of Customer and its customers provided to EDS in accordance with Section 6.3. However, upon the request of any appropriate federal or state regulatory authority with jurisdiction over Customer's business and after EDS has, when reasonably possible, notified Customer of such request, EDS will allow such authority access to all records and other information of Customer and its customers in the possession of EDS and provide as an Additional Service any related assistance that is required Promptly after the termination or expiration of this Agreement and the payment to EDS of all sums due and owing, including without limitation any amounts due under Sections 7.7 or 7.8. EDS will, at Customer's request arid expense. return to Customer all of Customer's information. data. and files in EDS' then standard machine-readable format and media.

6.3 CONFIDENTIALITY. Except as otherwise provided in this Agreement. EDS and Customer each agree that all information communicated to one by the other or the other's affiliates, whether before or after the Effective ate. will be received in strict confidence, will be used only for purposes of this Agreement. and except for the requirements of Section 6.2 will not be disclosed by the recipient party. its agents. subcontractors. or employees without the prior written consent of the other party. Each party agrees to take all reasonable precautions to prevent the disclosure to outside parties of such information, including, without limitation, the terms of this Agreement, except as required by legal, accounting, or regulatory requirements beyond the reasonable control of the recipient par, If Customer is required to disclose any proprietary information of EDS in accordance with any such legal, accounting, or regulatory requirements, then Customer will promptly notify EDS of such requirement and will cooperate with EDS (at EDS' expense) in EDS' efforts, if any, to avoid or limit such disclosure including, without limitation, through obtaining an injunction or an appropriate redaction of the proprietary information in


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     question. The provisions of this Section will survive the expiration or termination of this Agreement for any reason.

6.4 SAFEGUARDING DATA INTEGRITY. EDS will maintain internal computer data integrity safeguards (such as access codes and passwords) to protect against the accidental or unauthorized deletion or alteration of Customer's data in the possession of EDS. EDS will provide additional internal computer data integrity safeguards that Customer reasonably requests as an Additional Service. EDS will also employ and maintain controlled access systems in the Data Center.

6.5 CONTINGENCY PLANNING. The parties' hereby agree that their respective responsibilities under the Agreement with respect to contingency planning will be as follows:

     (a) EDS will develop, maintain and, as necessary in the event of a disaster, execute a disaster recovery plan (the "EDS Plan") for the Data Center and will provide to Customer and its auditors and inspectors such access to the EDS Plan as Customer may reasonably request from time to time. EDS will not be required to provide access to information of other EDS customers.

     (b) Customer will develop, maintain and, as necessary in the event of a disaster, execute a business resumption plan (the "Customer Plan") for all Customer locations and the telecommunications links between the Customer locations and the Data Center and will provide to EDS such access to the Customer Plan as EDS may reasonably request from time to time.

     (c) EDS will provide to Customer such information as may be reasonably required for Customer to assure that the Customer Plan is compatible with the EDS Plan.

     (d) Each party will be responsible for the training of its own personnel as required in connection with all applicable contingency planning activities.

     (e) Each party's contingency planning activities will comply, as appropriate, with such of the following regulatory policies as may be applicable to Customer's business, as the same may be amended or replaced from time to time: (i) Federal Deposit Insurance Corporation Bank Letter BL-22-89 dated July 14, 1989;
          (ii) Federal Reserve System Supervision and Regulation Number SR-89-16 dated August 1, 1989; and (iii) Office of the Comptroller of the Currency Banking Circular Number BC177 dated July 12, 1989. If compliance with any amendments or replacements of the policies listed above would significantly increase EDS' cost of providing Services, EDS will be entitled to increase the charges under Agreement by an amount that reflects a pro rata allocation of EDS' increased cost among the applicable EDS customers.


                    ARTICLE VII - TERMINATION AND RELATED MATTERS

7.1 PERFORMANCE REVIEW. A designated representative of EDS and a designated representative of Customer will meet as often as reasonably requested by either party to review the performance of EDS or Customer under this Agreement. Written minutes of such meetings may be kept. In the event of any dispute, controversy, or claim between the parties arising from or relating to this Agreement (a "Dispute"), then, upon the written request of either party, each of the parties shall appoint a designated officer to meet and negotiate in good faith to resolve such Dispute. Formal proceedings for the arbitration of such Dispute in accordance with Section
     7.2 may not be commenced until the earlier of (a) the expiration of thirty days after the initial request for such negotiations, or (b) either of the designated officers concluding in good faith and notifying the other designated officer that amicable resolution through continued negotiation of the matter in issue does not appear likely.

7.2 ARBITRATION. EDS and Customer stipulate and agree that if they are unable to resolve any Dispute as contemplated by Section 7.1, then such Dispute will be resolved by final and binding arbitration by a panel of three arbitrators (the "Arbitration Panel") in accordance with and subject to the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect. Following notice of a party's election to require arbitration, each party will within thirty days select one arbitrator, and those two arbitrators will within thirty days thereafter select a third arbitrator. If the two arbitrators are unable to agree on a third arbitrator within thirty days, the AAA will within thirty days thereafter select such third arbitrator. Discovery as permitted by the Federal Rules of Civil Procedure then in effect will be allowed in connection with arbitration to the extent consistent with the purpose of the arbitration and as allowed by the Arbitration Panel. Judgment upon the award rendered in any arbitration may be entered in any court of competent jurisdiction, or application may be made to such court for a judicial


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     acceptance of the award and an enforcement, as the law of the state having jurisdiction may require or allow. Unless (a) EDS has commenced a proceeding or has presented a claim pursuant to this Section 7.2 for nonpayment of amounts due under this Agreement by Customer, and Customer has not promptly paid all amounts in dispute into the escrow account referred to below, or (b) this Agreement has been terminated in accordance with this Article VII, EDS will continue to provide the Services during any arbitration proceedings commenced pursuant to this Section 7.2, and Customer will continue to perform its obligations (including the making of payments to EDS) in accordance with this Agreement. Up to the maximum amount in dispute, any disputed payment will be paid pending rendition of the award by the Arbitration Panel into an escrow account that is structured by agreement of the parties, or if agreement cannot be reached, as directed by the Arbitration Panel. Any such escrow account will provide for the payment of interest on the amounts deposited therein, and the Arbitration Panel will make the determination regarding distribution of such deposited amounts plus interest.

7.3 TERMINATION DUE TO ACQUISITION. If fifty percent or more of the stock or assets of Customer are acquired by another person or entity, whether by merger, reorganization, sale, transfer, or other similar transaction, EDS and Customer will negotiate in good faith the terms and conditions upon which this Agreement may be modified to accommodate such transaction. If the parties are unable to agree upon such modification, either party upon written notice to the other may terminate this Agreement upon the consummation of such acquisition or on a mutually agreeable date thereafter.

7.4 TERMINATION FOR NON-PAYMENT. If Customer defaults in the payment of any charges or other amounts due under this Agreement and fails to cure such default within ten days after receiving written notice specifying such default then EDS may, by giving Customer at least thirty days prior written notice thereof, terminate this Agreement as of a date specified in such notice.

7.5 TERMINATION FOR CAUSE. If either party materially defaults in its performance under this Agreement except for non-payment of amounts due to EDS, and fails to either substantially cure such default within ninety days after receiving written notice specifying the default or, for those defaults which cannot reasonably be cured within ninety days, promptly commence curing such default and thereafter proceed with all due diligence to substantially cure the default then the party not in default may, by giving the defaulting party at least thirty days prior written notice thereof terminate this Agreement as of a date specified in such notice.

7.6 TERMINATION FOR INSOLVENCY. If either party becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation or insolvency or for the appointment of a receiver, conservator, or similar officer, or makes an assignment for the benefit of all or substantially all of its creditors or enters into any agreement for the composition, extension, or readjustment of all or substantially all of its obligations, then the other party may, by giving prior written notice thereof to the non-terminating party, terminate this Agreement as of a date specified in such notice.

7.7 PAYMENT UPON TERMINATION. The parties acknowledge that upon termination of this Agreement for any reason, including under Section 7.3, 7.4, 7.5, or
     7.6 (but excluding by election by either party not to renew pursuant to Section 2.1 or termination by Customer pursuant to Section 7.5 or 9.5), EDS will incur damages resulting from such termination that will be difficult or impossible to ascertain. Therefore, prior to such termination and in addition to all other amounts then due and owing to EDS, Customer will pay to EDS as reasonable liquidated damages an amount equal to the sum of subsections (a) and (b):

     (a) All costs reasonably incurred by EDS in connection with such termination, including without limitation telecommunication line disengagement expenses and costs of terminating leases on or shipping or storing any Equipment provided to Customer by or through EDS under this Agreement, plus a 25% management fee on such costs, plus EDS' charges for any Additional Services reasonably requested by Customer for deconversion assistance and EDS' then standard charges for the resources utilized to prepare any test or conversion tapes (together, the "Termination Costs"). EDS may, at its option, invoice Customer for the lesser of (i) EDS' good faith estimate of the Termination Costs, or (ii) the aggregate of the charges payable to EDS pursuant to Article V for the two calendar months preceding the month in which notice of termination is given. If the actual Termination Costs are greater or less than the amount of EDS' invoice that is paid by Customer under the immediately preceding sentence, then Customer will pay EDS, or EDS will refund to Customer, as the case may be, the difference between the actual Termination Costs and the amount paid.

     (b) Twenty-five percent of the total compensation which would have been paid or reimbursed to EDS under this Agreement during the remainder of its term. The amount of total compensation will be computed by multiplying the total number of months remaining in the Initial Term or the Renewal Term then in effect from the effective date of the termination by the average monthly charge to Customer for Services under this Agreement during the twelve calendar months immediately preceding the calendar month in which notice of termination was given, and multiplying that number by 25%. This is expressed mathematically as follows:

          (Number of months remaining in term) x (average monthly charge for Services during the twelve months preceding notice of termination) X 0.25.

          If this Agreement has been in effect less than twelve calendar months prior to the giving of the notice of termination, then the parties will compute the amount due under this subsection (b) using the average monthly charge for Services made during such lesser number of calendar months. If termination of this Agreement occurs prior to the Operational Date, then the parties will compute the amount due under this subsection (b) assuming that the Operational Date had occurred when scheduled by EDS and using the average monthly charges reasonably estimated to be paid by Customer.

          All amounts payable under this Section 7.7 will be invoiced and paid prior to the effective date of such termination and prior to the release of any test tapes or other data of Customer.

7.8 PAYMENT UPON NON-RENEWAL. If Customer gives or receives notice not to renew this Agreement pursuant to Section 2.1, or Customer terminates this Agreement under Section 9.5, Customer will pay to EDS an amount equal to all amounts then due and payable to EDS, plus, (a) EDS' charges for any Additional Services reasonably requested by Customer for de-conversion assistance, (b) EDS' then standard charges for the resources utilized to prepare any test or conversion tapes, and (c) all other costs reasonably incurred by EDS in connection with such election not to renew or such termination that are described in Section 7.7(a) and that relate to obligations that Customer approved, which extend beyond the then current term of this Agreement or earlier termination date under Section 9.5. All amounts payable under this Section 7.8 will be invoiced and paid prior to the expiration date and prior to the release of any test tapes or other data of Customer.


                       ARTICLE VIII - LIABILITY AND INDEMNITY

8.1 LIMITATION OF LIABILITY. Section 3.2(d) sets forth Customer's exclusive remedies for errors in reports or other output provided by EDS under this Agreement. If EDS becomes liable to the Customer under this Agreement for any other reason, then, except for damages arising from EDS' willful misconduct, the damages recoverable against EDS for all events, acts, delays, or omissions will not exceed in the aggregate the compensation payable to EDS pursuant to Section 5.1 of this Agreement for the lesser of the months that have elapsed since the Operational Date or the three (3) months ending with the latest month in which occurred the events, acts, delays or omissions for which damages are claimed. In no event will EDS be liable for any indirect, consequential or punitive damages of any party, including third parties, or damages which could have been avoided had the output provided by EDS been verified before use. Customer may not assert any cause of action against EDS of which the Customer knew or should have known more than two years prior to such assertion. In connection with the conduct of any litigation with third parties relating to any liability of EDS to Customer or to such third parties, EDS will have all rights which are appropriate to its potential responsibilities or liabilities. EDS will have the right to participate in all such litigation and to settle or compromise its liability to third parties.

8.2 WARRANTY. EXCEPT AS EXPRESSLY PROVIDED HEREIN, EDS DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, IN FACT OR BY OPERATION OF LAW OR OTHERWISE, CONTAINED IN OR DERIVED FROM THIS AGREEMENT, ANY OF THE SCHEDULES ATTACHED HERETO, ANY OTHER DOCUMENTS REFERENCED HEREIN, OR IN ANY OTHER MATERIALS, PRESENTATIONS, OR OTHER DOCUMENTS OR COMMUNICATIONS WHETHER ORAL OR WRITTEN, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8.3 FORCE MAJEURE. Each party will be excused from performance under this Agreement, except for any payment obligations for any period and to the extent that it is prevented from performing, in whole or in part, as a result of delays caused by the other party or any act of God, war, civil disturbance, court order, labor dispute, third party nonperformance, or other cause beyond its reasonable control, including failures, fluctuations or non-availability of electrical power, heat, light, air conditioning, or telecommunications equipment. Such nonperformance will not be a default or a ground for termination as long as reasonable means are taken to expeditiously remedy the problem causing such nonperformance.

8.4 CROSS INDEMNITY. EDS and Customer each will indemnify, defend, and hold harmless the other from any and all claims, actions, damages, liabilities, costs, and expenses, including without limitation reasonable attorney's fees and expenses, arising out of (a) the death or bodily injury of any agent, employee, customer or business invitee of the indemnitor, and (b) the damage, loss, or destruction of any property of the indemnitor.

8.5 RELIANCE ON INSTRUCTIONS. EDS is entitled to rely upon and act in accordance with any instructions, guidelines or information provided to EDS by Customer, which are given by persons having actual or apparent authority to provide such instructions, guidelines or information, and will incur no liability in doing so. Customer will indemnify, defend, and hold harmless EDS from any and all claims, actions, damages, liabilities, costs, and expenses, including without limitation reasonable attorneys' fees and expenses, arising out of or resulting from EDS acting in accordance with this Agreement.


                             ARTICLE IX - MISCELLANEOUS

9.1 BINDING NATURE AND ASSIGNMENT. This Agreement will be binding on the parties and their respective successors and assigns. Neither party may assign this Agreement unless it obtains the prior written consent of the other party, which will not be unreasonably withheld. The following transactions relating to either party will not require approval of the other party under this Section: any merger (including without limitation a re-incorporation merger), consolidation, reorganization, stock exchange, sale of stock or substantially all of the assets, or other similar or related transaction in which such party is the surviving entity or, if such party is not the surviving entity, the surviving entity continues to conduct the business conducted by such party prior to consummation of the transaction.

9.2 HIRING OF EMPLOYEES. During the term of this Agreement and for a period of twelve months thereafter, neither party will, without the prior written consent of the other, offer employment to or employ any person employed then or within the preceding twelve months by the other party, if the person was involved in providing or receiving Services.

9.3 NOTICES. Any notice under this Agreement will be deemed to be given when delivered by a nationally recognized delivery service or mailed by registered United States mail, return receipt requested, and addressed to the recipient party at its address set forth in the first paragraph of this Agreement and to the attention of its President, in the case of Customer, or to the attention of Division President, Financial Services Division, in the case of EDS. Either party may from time to time change its address for notification purposes by giving the other prior written notice of the new address and the date upon which it will become effective.

9.4 RELATIONSHIP OF PARTIES. EDS, in providing Services, is acting as an independent contractor and does not undertake by this Agreement or otherwise to perform any regulatory or contractual obligation of the Customer. EDS has the sole right and obligation to supervise, manage, contract, direct, procure, perform, or cause to be performed, all work to be performed by EDS under this Agreement.

9.5 MODIFICATION. EDS may from time to time modify any of the provisions of this Agreement to be effective at any time on or after the expiration of the Initial Term by giving Customer at least six months prior written notice describing the modification and the date upon which it will be effective (the "Modification Date"). If EDS gives Customer notice of a modification pursuant to this Section, Customer may, by giving EDS written notice at least three months prior to the Modification Date, terminate this Agreement as of such Modification Date or at a specified later date. Unless Customer provides such notice, the modification will be effective for any period after the Modification Date.

9.6 WAIVER. A waiver by either of the parties of any of the covenants, conditions, or agreements to be performed by the other or any breach thereof will not be construed to be a waiver of any succeeding breach or of any other covenant, condition, or agreement contained in this Agreement.

9.7 MEDIA RELEASES. All media releases, public announcements, and public disclosures by Customer or Customer's employees or agents relating to this Agreement or the subject matter of this Agreement, including without limitation promotional or marketing material, but not including any announcement intended solely for internal distribution by Customer or any disclosure required by legal, accounting, or regulatory requirements beyond the reasonable control of Customer, will be coordinated with and approved by EDS prior to release.

9.8 ENTIRE AGREEMENT. This Agreement and all attached Schedules constitute the entire agreement between EDS and Customer with respect to the subject matter of this Agreement. There are no understandings or agreements relative to this Agreement which are not fully expressed herein and no change, waiver, or discharge of this Agreement will be valid unless in writing and executed by the party against whom such change, waiver, or discharge is sought to be enforced. This Agreement may be amended only by an amendment in writing, signed by the parties.

9.9 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of California.

9.10 TIME. For purposes of this Agreement, all references to time shall mean Pacific Time.

9.11 EXECUTION OF AGREEMENT. Three original copies of this Agreement will be executed and submitted to EDS by Customer. This Agreement will become effective when EDS executes this Agreement. EDS will return one of the executed copies to Customer. By executing this Agreement, Customer represents and warrants that (a) this Agreement has been duly authorized;
     (b) such execution does not, and will not, cause a breach by Customer of any other contract, agreement, or understanding to which Customer is a party; and (c) this Agreement constitutes a valid, fully enforceable, and legally binding obligation of Customer. Customer will maintain this Agreement as an official record of Customer continuously from the time of its execution.

     IN WITNESS WHEREOF, EDS and Customer each have caused this Agreement to be signed and delivered by its duly authorized representative.

AMERICAN COMMERCIAL BANK

By: /s/ James E. Beeninga
   --------------------------------------

Printed
Name:   James E. Beeninga
     ------------------------------------

Title: President
      -----------------------------------

Date: Oct. 29, 1996
     ------------------------------------


ELECTRONIC DATA SYSTEMS CORPORATION

By: /s/ Chris M. Carrington
   --------------------------------------

Printed
Name:   Chris M. Carrington
     ------------------------------------

Title: Managing Director - Western Region
      -----------------------------------

Date:   Oct. 31, 1996
     ------------------------------------

                                     SCHEDULE A
                                   BASIC SERVICES

I.   DATA PROCESSING SERVICES.
     Effective on the Operational Date (as determined in accordance with the Agreement including, if applicable, by delivery of written notice of the Operational Date in the form attached as Attachment I to this Schedule A), EDS shall provide the following Basic Services for Customer in a service bureau environment:

     (a)  BASE SYSTEM
          Effective on the Operational Date, the following host-based application processing modules (the "Base System") will be on-line and available for Customer access from Customer's terminals as set forth in this Section I(a) of this Schedule A.


                                                    Product   Product
         Product Name                               Vendor    Code    Number
         ------------                               ------    ----    ------
         Central Information File                   ITI       CIS     101-000
         Demand Deposit Accounting System           ITI       DDA     102-000
         Savings Accounting System                  ITI       SAV     103-000
         Certificate of Deposit Accounting System   ITI       COD     104-000
         Loan Accounting System                     ITI       LAS     105-000
         General Ledger Accounting System           ITI       FMS     151-000
         Item Entry System                          ITI       IES     106-000
         Bulk Filing System                         ITI       BFM     108-101
         Express Exception Item System              ITI       EIM     102-103
         Universal Proof Output Module              ITI       UPO     106-218
         Universal Proof Input Module               ITI       UPI     106-011
         ATM File Transfer Module                   ITI       AFT     220-000
         Data Communications File Transfer Module   ITI       DFT     221-000
         Paperless Item Module                      ITI       PIM     380-000
         Check Reconciliation System                ITI       CRS     350-000
         Premier Reference System                   ITI       PRS     900-203
         Premier II GUI Interface                   ITI

         ON-LINE HOST AVAILABILITY
         On-line Systems will be available for use from 7:30 a.m. until 6:30 p.m. each Monday through Thursday that is a Business Day, from 7:30 a.m. until 7:00 p.m. each Friday that is a Business Day, and from 9:00 a.m. until 2:00 p.m. each Saturday that is a Business Day.

         REPORTS AND REPORT DISTRIBUTION
         Paper reports will be available for courier pick-up by 7:00 am. on Business Days.
         Electronic reports available via downloads to Customer on Business
         Days.
         Monthly, quarterly and annual reports available at 12:00 p.m. on second Business Day following month-end, quarter-end or year-end. No report delivery or downloads on Saturdays or Sundays.

         CUSTOMER SERVICE TELEPHONE SUPPORT
         Monday - Friday Business Days              7:30 a.m. - 5:30 p.m.

         ACCOUNT EXECUTIVE SUPPORT
         On-site visits once a month.
         Upon bank request for scheduled meetings.

          TELECOMMUNICATIONS SUPPORT
          Monitor data communication lines between Customer and EDS.

                                     SCHEDULE A
                                   BASIC SERVICE

          DATA TRANSMISSIONS -- ACH, ATM AND ITEM PROCESSING
          Receipt and origination.

          REPORT CARDS
          EDS report of measurement of service levels.
          Quarterly - delivered mid-quarter

          THIRD PARTY REVIEW
          One copy per year

          PC SOFTWARE

               Product Name                            Vendor
               ------------                            ------
               PC-based portion of Output Management   EDS
               System (OMS)

     (b)  OTHER SERVICES
          Magnetic Tapes and Transmissions (miscellaneous)
          Smart Reports (50 reports included in Basic Services)
          Application Downloads
          Microfiche - Originals/Duplicates
          Third Party Review (additional copies)
          Daily Notice Printing
          Report Printing
          Statement Printing
          Audit Confirmation Printing
          1098/1099 Notice Printing

II.  CONVERSION SERVICES

     EDS will work with Customer to create a mutually agreeable schedule that will meet the Operational Date. EDS will provide management oversight for the conversion process. At Customer's request, EDS may also provide the following assistance: specification training, specification assistance including product set-up, chart of accounts creation, end-user training and on-site conversion assistance for the charges listed in Section III of Schedule C. Other conversion assistance may be provided as an Additional Service. EDS will manage the ITI relationship that includes data mapping performed by ITI on behalf of EDS and the coordination of the mock conversion. EDS will provide an on-site post conversion support team for the week following the conversion. A transition process that eliminates the on-site resource will occur during the second and third week after the conversion.

     The Customer is responsible for, including but not limited to:
          -  Balancing all appropriate general ledger and control accounts.
          -  Performing maintenance on the general ledger.
          -  Set-up of new and maintenance of existing products.
          -  Design and writing of Smart Reports.
          - Creation of new bank policies and procedures based on and around the ITI system.
          -  Providing EDS with a list of 24 hour emergency contacts.
          -  Insuring that bank personnel are provided the time to be trained.
          -  Communicate changes to EDS that impact the Data Center.
          - Responsible for the accuracy and balancing of all blocks entered on-line.

                                    ATTACHMENT 1
                                         TO
                                     SCHEDULE A

                     NOTICE OF DATA PROCESSING OPERATIONAL DATE


                                  __________, 199_

[Customer]
[Customer Address]

     Re: Agreement for Information Technology Services dated ________, 199_ (the "Agreement") between ___________________ ("Customer") and Electronic Data Systems Corporation ("EDS")

Gentlemen:

     In accordance with the above-referenced Agreement, please be advised that the Operational Date for purposes of the Agreement shall be __________, 199_.

Sincerely,

ELECTRONIC DATA SYSTEMS CORPORATION

By:_____________________________________

Printed Name:___________________________

Title:__________________________________

                                     SCHEDULE B
                                  OPTIONAL SERVICE

I.   DESCRIPTION OF OPTIONAL SERVICES

     The following host-based application processing modules or services ("Optional Services") will be available no sooner than ninety (90) days after the Operational Date (except for those Optional Services below marked by an asterisk (*) indicating availability on or after the Operational Date and upon at least thirty (30) days prior written notice from Customer to EDS requesting the Optional Service(s)) for on-line Customer access from Customer terminals. Optional Services charges are listed in Section II of Schedule C. It is the Customer's responsibility to review the ITI documentation, utilize outside resources such as consultants, input module specifications and train end-users for Optional Services. The Conversion Services listed in Section III of Schedule C are not intended to include these Optional Services.

                                                            Product   Product   Product
     Optional Services                                      Vendor    Code      Number
     -----------------                                      ------    -------   ------
     * Asset Liability Management System                    ITI       ALM       152-003
     * Federal Call Reporting Module                        ITI       FCR       391-003
     * Automated Credit Reporting Module                    ITI       CRM       105-101
     * Currency Transaction System                          ITI       CTS       320-000
     Signature Management Module                            ITI       SMM       107-116
     Bill Payment Module                                    ITI       BPM       372-001
     * On-line Teller Terminal Module                       ITI       TTM       107-000
     * TTM Interface - EZ Teller                            ITI       TTMZ      107-136
     Platform Transfer Module                               ITI       PTM       101-100
     PTM Batch Loan Interface - CFI LaserPro                ITI       PMCB      101-101
     PTM Interactive Deposit Interface - CFI DepositPro     ITI       PMCD      101-105
     Electronic Banking Base                                ITI       EBB       370-000
     EBB Interface to Telebanc Intervoice Level 2           ITI       TBM2      370-101
     EBB Interface to Execubanc II                          ITI       N/A       N/A
     EBB Interface to PCbanc                                ITI       PBM       370-200
     * Premier Image Director Host Module                   ITI       PDSH      110-001
     * 10 User License
     Prime Host Module                                      ITI       N/A       N/A

                                     SCHEDULE C
                                  SERVICE CHARGES

I.   BASIC SERVICES.

     (a)  DATA PROCESSING SERVICES

          (i) INITIAL PAYMENT. Customer will pay EDS $35,000.00 upon execution of this agreement.

          (ii) BASE SYSTEMS. The monthly service fee for Basic Services provided using the Systems listed in Section I(a) of Schedule
                 A ("Base Systems") is based on the number of Account Records, open or closed, maintained on the System at the end of each month. For Basic Services provided using Base Systems, Customer will pay EDS $1.05 per Account Record. If the number of Account Records processed by EDS hereunder, in any month, is less than 10,000, then for the purposes of this provision, EDS will be deemed to have processed 10,000 Account Records.

          (iii) OTHER SERVICES. The fees for other Basic Services identified in Schedule A are as follows:

                 Description                           Service Fee
                 -----------                           -----------
                 Magnetic Tapes/Transmissions          $25.00 per tape/transmission
                 Smart Reports                         $15.00 per report (no charge for first 50 reports)
                 Application Downloads                 $25.00 per EDS initiated download
                 Microfiche - Original                 $1.70 per plate
                 Microfiche - Duplicates               $0.40 per plate
                 Third Party Review                    $50.00 per copy (first copy free)
                 Daily Notice Printing                 $ No Charge
                 Report Printing                       $0.03 per page
                 Statement Printing                    $0.03 per page
                 Audit Confirmation Printing           $0.15 per notice
                 1098/1099 Notice Printing             $0.15 per notice

          (iv) RE-BILLS. If billed to EDS, the following items will be re-billed to Customer:

                 Description                           Service Fee
                 -----------                           -----------
                 Postage                               Direct bill to Customer
                 Processing Supplies                   Direct bill to Customer
                 Courier                               Direct bill to Customer
                 Telecommunications - to EDS           Direct bill to Customer

          (v)    MAN-TIME. The following rates apply:

                 Description                           Service Fee
                 -----------                           -----------
                 Conversion/Training Specialists       $125.00 per hour
                 System/Network Consultants            $115.00 per hour
                 Project Manager                       $110.00 per hour


II. OPTIONAL SERVICES. For Optional Services, Customer will pay the following fees in addition to the charges listed in Section I of Schedule C:

     Description                                                           Fee
     -----------                                                           ---
     Asset Liability Management System                   ALM     152-003   $ No Charge
     Federal Call Reporting Module                       FCR     391-003   $ No Charge
     Automated Credit Reporting Module                   CRM     105-101   $ No Charge
     Currency Transaction System                         CTS     320-000   $ No Charge
     Signature Management Module                         SMM     107-116   $ No Charge
     Bill Payment Module                                 BPM     372-001   $ No Charge

                                    SCHEDULE  C
                                  SERVICE CHARGES

     Description                                                                Fee
     -----------                                                                ---
     On-line Teller Terminal Module                      TTM     107-000   $ No Charge
     TTM Interface - EZ Teller                           TTMZ    107-135   $ No Charge
     Platform Transfer Module                            PTM     101-100   $ No Charge
     PTM Batch Loan Interface - CFI LaserPro             PMCB    101-101   $ No Charge
     PTM Interactive Deposit Interface -                 PMCD    101-105   $ No Charge
       CFI DepositPro
     Electronic Banking Base                             EBB     370-000   $ No Charge
     EBB Interface to Telebanc Intervoice                TBM2    370-101   $ No Charge
       Level 2 (service bureau option - unlimited calls)
     EBB Interface to Execubanc II                       N/A     N/A       $ No Charge
     EBB Interface to PCbanc                             PBM     370-200   $ No Charge
     Premier Image Director Host Module -                PDSH    110-001   $ No Charge
       10 User License
     Prime Host Module                                   N/A     N/A       $ No Charge


III. CONVERSION SERVICES. For Conversion Services, Customer will pay the following fees:

     (a)  Conversion Programming (performed by ITI)

          Application                                       Conversion Fee
          -----------                                       --------------
          DDA                                               $2,000.00, plus 0.25 per account
          DDA Transaction History                           $2,000.00, plus 0.02 per transaction
          Savings                                           $2,000.00, plus 0.25 per account
          Certificate of Deposit                            $2,000.00, plus 0.25 per account
          IRAs                                              $2,000.00, plus 0.25 per account
          Installment Loans                                 $3,000.00, plus 0.35 per account
          Commercial Loans                                  $3,000.00, plus 0.35 per account
          Mortgage Loans                                    $3,000.00, plus 0.35 per account
          Closed Loans                                      $3,000.00, plus 0.35 per account
          General Ledger Automated Current                  $3,000.00. plus 0.35 per account
          Balance and Balance History -
          Transaction History Not Included

     (b)  Specification Training                                 $125.00 per hour
          Optional - $125.00 per hour if provided by EDS.

     (c)  Specification Assistance                               $125.00 per hour
          Optional - $125.00 per hour if provided by EDS.

     (d)  End-user Training                                      $125.00 per hour
          Optional - $125.00 per hour if provided by EDS.

     (e)  On-site Conversion Assistance                          $125.00 per hour
          Optional - $125.00 per hour if provided by EDS.

     (f)  Telecommunications-related Expenses
          Telecommunications Hardware & Software                 Bank Expense
          Telecommunications Line Installation & Testing         Bank Expense
          Data Communications Hardware & Installation            Bank Expense
          Data Communications Software & Installation            Bank Expense
          EDS Host Data Communications Testing                   $2,000.00 one-time

                                     SCHEDULE D
                                  CUSTOMER SYSTEMS

"Customer Systems" are the Systems to be provided by Customer for use in conjunction with EDS Systems. Customer Systems include, but are not limited to the following:

          System                                               Vendor
          ------                                               ------
          Data Communications Equipment                        Various
          PC Equipment                                         Various
          Execubanc II Cash Management System                  ITI
          Home Banking System                                  To Be Determined
          Premier Image Director Optical Disk Storage System   ITI
          Prime Ad Hoc Reporting System                        ITI
          DepositPro                                           CFI
          LaserPro                                             CFI
          Teller Automation System                             To Be Determined
          InfoConnect Intercom                                 Attachmate
          InfoConnect FileXpress                               Attachmate
          ITI Connect                                          ITI
          Netware                                              Novell
          NT                                                   Microsoft
          Windows                                              Microsoft
          Office                                               Microsoft

                             CUSTOMER RESPONSIBILITIES

I.   CUSTOMER RESPONSIBILITIES

     In connection with the Basic, Optional, Additional and Conversion Services and in addition to Customer's other obligations under this agreement, Customer will:

     (a) After initial training provided in connection with the Conversion Services, Customer will ensure that its personnel maintain a working knowledge of the EDS System and that new Customer personnel are properly trained.

     (b) Provide to EDS and keep current, by mutually agreeable means, such information concerning the DDA/Checking Accounts as EDS may reasonably require.

     (c) Ensure that all transmissions, magnetic tapes, documents and other media which EDS may require to process hereunder are in a format acceptable to EDS and contain, in machine readable form, the data and information required by EDS.

     (d) Cooperate with EDS in the performance of Services and provide to EDS such data and information, management decisions, regulatory interpretations and policy guidelines as EDS reasonably requires.

     (e) Select, and be responsible for (financially and otherwise), the courier service to be utilized in conjunction with the Basic Services provided herein. The parties agree that such courier service may be either an existing courier service shared by other EDS customers or, if Customer in its sole discretion determines that it is not feasible or desirable to utilize such existing courier service, such other courier service as is designated by Customer.

     (f) EDS will print reports at the Data Center for up to 120 days after the Operational Date for the charges listed in Schedule C, which will give Customer time to install an optical disk data storage system and/or remote printing system at one of their locations. In the event that Customer's optical disk data storage system and/or remote printing system is not fully operational 120 days after the Operational Date, EDS may, at its option, install the Output Management System (OMS) remote print system at one of Customer's locations which will replace printing reports at the Data Center. Any reports which still need to be printed at the Data Center (i.e. general ledger statement of condition and general ledger posted transactions reports, etc., which will be mutually agreed upon by Customer and EDS in advance) will, for the charge listed in Schedule C, be available for pick-up at 7:00 a.m. on the same Business Day as the other reports are delivered electronically. The charge for installation of OMS is $1,500 and will be paid by Customer upon completion of the installation process.

                              SERVICE LEVEL STANDARDS

Beginning on the first day of the calendar month immediately following the expiration of ninety (90) days after the Operational Date, EDS shall perform Services in such a manner so as to meet or exceed the performance standards described in this Schedule F (the "Performance Standards"). Compliance with the Performance Standards will be determined on a monthly basis. EDS will keep accurate records relating to its compliance with the Performance Standards and provide to Customer on a quarterly basis a report or reports relating to such compliance. For purposes hereof, a failure by EDS to meet a Performance Standard during a calendar month, each evidenced by the report or reports provided by EDS, shall be deemed to be an "Occurrence".

A.)  PERFORMANCE STANDARDS

     1.)  98% On-line Systems Availability

     PERFORMANCE STANDARD: On-line mainframe Systems (programs BDS001, EIM001 and BDS010 only) are to be available at least 98% of the time during the hours specified in Schedule A.

     MEASUREMENT: On-line mainframe Systems availability will be calculated as [(the total number of Available Hours (defined below) minus the "down" hours which occur during the same calendar month) divided by the total Available Hours] to determine the percentage of on-line mainframe Systems availability. "Available Hours" are the total number of hours that the on-line mainframe Systems are required to be available in a calendar month as specified in Schedule A. A failure by EDS to meet or exceed 98% on-line mainframe Systems availability during a calendar month will create an Occurrence. Down-time related to Customer's local or wide area network will not be calculated into this measurement.

     2.)  Daily Optical Downloads

     PERFORMANCE STANDARD: Optical downloads for daily standard ITI reports will be initiated by 8:00 a.m. on Business Days. Optical downloads for daily SMART reports will be initiated by 1:00 p.m. on Business Days, provided the SMART report request was received by EDS before 3:00 p.m. on the Business Day before the SMART report was to be run by EDS.

     MEASUREMENT: Missing any standard or SMART report optical download deadline more than three times in a calendar month will create an Occurrence. Optical deadlines missed due to unavailability of Customer Systems will be excluded from this measurement.

     3.) Month-end, Quarter-end and Year-end Optical Downloads

     PERFORMANCE STANDARD: Optical downloads for month-end, quarter-end and year-end standard ITI reports will be initiated by 8:00 a.m. on the second Business Day after the month-end, quarter-end or year-end date. Optical downloads for month-end, quarter-end and year-end SMART ITI reports will be initiated by 1:00 p.m. on the second Business Day after the month-end, quarter-end or year-end date. Month-end, quarter-end or year-end SMART report requests must be received by EDS before 3:00 p.m. on the Business Day before the SMART report was to be run by EDS.

     MEASUREMENT: Missing a month-end, quarter-end, or year-end standard ITI report or SMART ITI report optical download deadline will create an Occurrence. Optical deadlines missed due to unavailability or Customer Systems will be excluded from this measurement.

     4.)  Statement Printing

     PERFORMANCE STANDARD: Printed statements will be available for Customer pick-up by 7:00 a.m. on the second Business Day after the statement cycle cut-off date.

                                     SCHEDULE F
                              SERVICE LEVEL STANDARDS

     MEASUREMENT: Missing a non-month-end statement printing deadline more than twice in a calendar month will create an Occurrence. Missing the month-end statement printing deadline once in a calendar month will create an Occurrence.

     5.) Annual Audit Confirmation and Year-end Notice Printing

     PERFORMANCE STANDARD: Annual audit confirmation notices will be printed within two weeks of Customer request. Year-end (1099 and 1098) notices will be printed within legally required time frames.

     MEASUREMENT: Missing these deadlines once in a calendar year will create an Occurrence. Year-end notice deadlines missed due to Customer requests or situations related to Customer's decisions regarding year-end closing and reporting will be excluded from this measurement.

     6.) Relationship Manager Monthly On-site Visits

     PERFORMANCE STANDARD:   A relationship manager will be assigned to Customer
     at all times. At Customer's request, the relationship manager will make on-site visits to Customer's administrative office, such on-site visits not to exceed one (1) per month. In the event that the relationship manager is reassigned or for any other reason no longer available to act as relationship manager, EDS must act promptly to provide an interim relationship manager until such time as a replacement relationship manager is assigned.

     MEASUREMENT:   Missing two (2) monthly visits in succession will constitute an Occurrence.

B.)  CERTAIN EXCEPTIONS

     Notwithstanding anything contrary in this Agreement or the Schedules, EDS will not be responsible for, and may exclude from the calculation of compliance with the Performance Standards, any failure to meet the Performance Standards if, during, and to the extent that such a failure is related to or caused by (i) any matter constituting force majeure, as provided in Section 8.3 of this Agreement, (ii) Customer's failure to perform its obligations under this Agreement where such failure was the proximate cause of the failure to meet the Performance Standards, (iii) special production jobs, testing procedures or other services which are given priority at the request of the Customer, (iv) any significant increase in processing volumes or business resulting from the acquisition or indirectly, of asset or stock of a financial institution by Customer, whether by merger or otherwise, (in each case during a reasonable transition period to be agreed upon by EDS and Customer in good faith), (v) significant unforeseen increases in processing volumes or business or any significant change in the nature or scope of Services provided under this Agreement (in each case during a reasonable transition period to be agreed upon by EDS and Customer in good faith), (vi) any significant change in the manner in which Customer conducts its business (in each case during a reasonable transition period to be agreed upon by EDS and Customer in good faith).

C.)  REMEDY FOR OCCURRENCES

     In the event that three (3) Occurrences take place during any six (6) month period with respect to the same Performance Standard, then for a period of thirty (30) days after receipt by Customer of a report from EDS reflecting the third Occurrence, Customer will have the right to terminate this Agreement, through delivery of written notice to EDS; provided the effective date of such termination will not be less than thirty (30) days after receipt by EDS of such notice. Customer's right to terminate the Agreement pursuant to this provision will constitute Customer's sole remedy with respect to any Occurrences.

     Notwithstanding the foregoing, in regards to quarter-end and year-end optical downloads as specified in Section A (3) of this Schedule F, and in regards to annual audit confirmation and year-end notice printing as specified in Section A (5) of this Schedule F, in the event that three (3) consecutive Occurrences take place with respect to the same Performance Standard, then for a period of thirty (30) days after receipt by Customer of a report from EDS reflecting the third consecutive Occurrence, Customer will have the right to terminate

                                     SCHEDULE F
                              SERVICE LEVEL STANDARDS

     this Agreement, through delivery of written notice to EDS; provided the effective date of such termination will not be less than thirty (30) days after receipt by EDS of such notice. Customer's right to terminate the Agreement pursuant to this provision will constitute Customer's sole remedy with respect to any Occurrences.

D.)  TERMINATION FOR INABILITY TO PROVIDE BASIC SERVICES

     In the event that EDS is unable to provide all or substantially all of the Basic Service to Customer for five Business Days as a result of EDS' material default in its performance under this Agreement, then for a period of thirty (30) days after the fifth Business Day, Customer will have the right to terminate this Agreement through delivery of written notice to EDS as of a date specified in such notice.

                                      ADDENDUM

THIS ADDENDUM ("Addendum") to the AGREEMENT FOR INFORMATION TECHNOLOGY SERVICE ("Agreement") between Electronic Data Systems Corporation ("EDS") and American Commercial Bank ("Customer"), dated of even date herewith, is between Customer and EDS.

The parties agree to amend the Agreement as follows:

1. The first sentence of Section 2.1 of the Agreement is amended to read as follows:

     "This Agreement will begin on the Effective Date and, unless terminated earlier under Sections 7.3, 7.4, 7.5, 7.6 or 9.5, will continue for a period of seven years from the Operational Date (the "Initial Term.")

2.   The first sentence of Section 3.2(d) is amended to read as follows:

     "Correct any errors in customer files, so long as it is reasonably within the capabilities of the Systems and the operating environment, that result in errors in reports or other output where such errors (i) are due solely to either malfunctions of EDS' equipment or the EDS Systems or errors of EDS' operators, programmers or other personnel, and (ii) are called to EDS' attention within the time frames specified in Section 4.3."

3.   The last sentence of Section 4.3 is amended to read as follows:

     "Customer will reject all incorrect reports or output within five Business Days after receipt of daily reports or output, within ten Business Days after receipt of annual, quarterly or monthly reports or output, and within five Business Days after receipt of all other reports or output."

4.   Section 5.1 (a) of the Agreement is amended to read as follows:

     "For Basic Services, the charges listed in Section 1 of Schedule C."

5. The first sentence of Section 5.3 of the Agreement is amended to read as follows:

     "All charges under this Agreement will be due and payable within thirty days of invoice date."

6.   Section 5.4 of the Agreement is amended to read as follows:

     "COST OF LIVING ADJUSTMENT. No more than once in any twelve (12) month period, EDS may, at its option and by giving Customer written notice, increase the charges for the Basic Services listed in Section I(a) of Schedule A by a percentage not to exceed the percentage by which the CPI as of that time is higher than the CPI as of (i) for the first adjustment, the earlier of the Effective Date or the date of the last adjustment previously made pursuant to any immediately prior agreement, if any, under which EDS provided the same or similar Services to Customer; and (ii) thereafter, the previous time that EDS adjusted its charges to Customer pursuant to this Section. In no event will any such adjustment exceed four percent (4%). These increased charges will remain in effect until EDS adjusts them again pursuant to this Section."

7.   A new sentence is added to the end of Section 6.2 of the Agreement:

     "However, if the payment to EDS of any due and owing amount is reasonably and in good faith disputed by Customer then EDS will, in accordance with the provisions of this Section 6.2, return to Customer all of

     Customer's information, data, and files so long as Customer (i) notifies EDS upon termination that such payment is disputed, what amount is being withheld from EDS and the reasons why that amount is disputed, and (ii) within ten days of such notice, deposits all such amounts into an escrow account, established in the name of and as the property of EDS and Customer in a major national bank pursuant to an escrow agreement; such an escrow agreement to provide that EDS will pay for the expenses associated with such an escrow account, and for the escrowed funds and any interest such escrowed funds may have borne to be disbursed to EDS or Company, as applicable, only in accordance with the mutual agreement of the parties or an arbitration decision binding upon both parties as provided for in
     Section 7.2."

8.   Section 7.5 of the Agreement is amended to read as follows:

     "TERMINATION FOR CAUSE. If either party materially defaults in its performance under this Agreement, except for non-payment of amounts due to EDS or for failure of EDS to meet the Performance Standards as outlined in Schedule F, and fails to promptly take reasonable action to substantially cure such default within ninety days after receiving written notice specifying the default or, for those defaults which cannot reasonably be counted within ninety days, promptly commence curing such default and thereafter proceed with all due diligence to substantially cure the default, then the party not in default may by giving the defaulting party at least thirty days prior written notice thereof, terminate this Agreement as of a date specified in such notice."

9. The first sentence of Section 17 of the Agreement is amended to read as follows:

     "The parties acknowledge that upon termination of this Agreement for any reason, including under Sections 7.3, 7.4, 7.5, or 7.6 (but excluding by election by either party not to renew pursuant to Section 2.1 or termination by Customer pursuant to Sections 7.5, 7.6, 8.3, 9.5 or Section D of Schedule F), EDS will incur damages resulting from such termination that will be difficult or impossible to ascertain."

10. The last sentence of Section 7.7(a) of the Agreement is amended to read as follows:

     "If the actual Termination Costs are greater or less than the amount of EDS' invoice that is paid by Customer under the immediately preceding sentence, then as soon as reasonably practicable, Customer will pay EDS or EDS will refund to Customer, as the case may be, the difference between the actual Termination Costs and the amount paid."

11. The last sentence of Section 7.7 (b) of the Agreement is amended to read as follows:

     "All amounts payable under this Section 7.7 will be invoiced and paid prior to the effective date of such termination and prior to the release of any test tapes or other data of Customer except in the event the amount due and owing is reasonably and in good faith disputed by Customer. In such an event, Customer will deposit such disputed amounts into an escrow account in accordance with the provisions of Section 6.2."

12. The second, third and fourth sentences of Section 8.1 of the Agreement are amended to read as follows:

     "If EDS becomes liable to the Customer under this Agreement for any other reason, then, except for damages arising from EDS' gross negligence or willful misconduct, then the damages recoverable against EDS for all events, acts, delays, or omissions will not exceed in the aggregate the compensation payable to EDS pursuant to Section 5.1 of this Agreement for the lesser of the months that have elapsed since the Operational Date or the three months ending with the latest month in which occurred the events, acts, delays or omissions for which damages are claimed. In no event will the measure of damages include any amounts for indirect, consequential or punitive damages of any party, including third parties, or damages which could have been avoided had the output provided by EDS been verified by Customer before use, so long as the output provided by EDS had been capable of being verified within the time frames specified in

     Section 4.3. Customer may not assert any cause of action against EDS of which the Customer knew or should have known more than three years prior to such assertion."

13.  Section 8.3 of the Agreement is amended to read as follows:

     "FORCE MAJEURE. Each party will be excused from performance under this Agreement, except for any payment obligations for Services which have been or are being provided, for any period and to the extent that it is prevented from performing, in whole or in part, as a result of delays caused by the other party or any act of God, war, civil disturbance, court order, labor dispute, third party nonperformance (excluding the actions or omissions of a party's agents), or other cause beyond its reasonable control, including failures, fluctuations or nonavailability of electrical power, heat, light, air conditioning, or telecommunications equipment. In the case of Customer's nonperformance, such nonperformance will not be a default or a ground for termination as long as reasonable means are taken to expeditiously remedy the problem causing such nonperformance. In the case of EDS' nonperformance, such nonperformance will not be a default or a ground for termination unless EDS is unable to provide all or substantially all of the Basic Services to Customer for five Business Days. In the event that EDS is unable to provide all or substantially all of the Basic Services to Customer for five Business Days then, for a period of thirty Business Days after the fifth Business Day, Customer will have the right to terminate this Agreement, through delivery of written notice to EDS, as of a date specified in such notice."

14.  Section 8.4 of the Agreement is amended to read as follows:

     "PERSONAL INJURY AND PERSONAL PROPERTY INDEMNITY. Each party will indemnify and defend the other party and will hold the other party harmless (such indemnifying party, the "Indemnitor") from and against any and all claims, actions, damages, liabilities, costs and expenses (including without limitation reasonable attorneys' fees and expenses) relating to or arising out of the death or bodily injury of any agent, employee, customer, business invitee or business visitor of the indemnitee or the damage, loss or destruction of any property of the indemnitee caused by the negligent act or omission or the willful misconduct of the Indemnitor."

15.  Section 9.1 of the Agreement is amended to read as follows:

     "BINDING NATURE AND ASSIGNMENT. This Agreement will be binding on the parties and their respective successors and assigns. Neither party may assign this Agreement unless it obtains the prior written consent of the other party, which will not be unreasonably withheld; provided that EDS may assign this Agreement to its affiliates or in connection with the sale of all or substantially all of EDS' business in one or a series of related transactions."

16. The second sentence of Section 9.5 of the Agreement is amended to read as follows:

     "If EDS gives Customer notice of a modification pursuant to this Section, Customer may, by giving EDS written notice at least one month prior to the Modification Date, terminate this Agreement as of such Modification Date or at a specified later date."

17.  Section 9.7 of the Agreement is amended to read as follows:

     "MEDIA RELEASES. All media releases, public announcements and public disclosures by either party or its employees or agents relating to this Agreement or the subject matter of this Agreement, including without limitation promotional or marketing material, but not including any announcement intended solely for internal distribution or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of Customer, will be coordinated with and approved by the other party prior to release."

18. Except as amended by this Addendum will be and remain in full force and effect in accordance with its terms. Capitalized terms used in this Addendum will be as defined in the Agreement unless otherwise expressly defined in this Addendum

19. Three (3) original copies of this Addendum will be executed and submitted to EDS by Customer. This Addendum will become effective when EDS executes this Addendum. EDS will return one of the executed copies to Customer.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date set forth above.

AMERICAN COMMERCIAL BANK                ELECTRONIC DATA SYSTEMS
                                        CORPORATION

By:/s/ James E. Beeninga                By: Chris M. Carrington
   -------------------------------         -------------------------------

Name: James E. Beeninga                 Name: Chris M. Carrington
     -----------------------------           -----------------------------

Date: Oct. 29, 1996                     Date: Oct. 31, 1996
     -----------------------------           -----------------------------

                                     SCHEDULE A
                                   BASIC SERVICES

                                    ATTACHMENT 1
                                         TO
                                     SCHEDULE A

                     NOTICE OF DATA PROCESSING OPERATIONAL DATE

                                    MAY 9, 1997

American Commercial Bank
300 Such Mills Road
Ventura, California 93003

Re: Agreement for Information Technology Services dated October 29, 1996, (the "Agreement") between American Commercial Bank ("Customer") and Electronic Data Systems("EDS").

Gentlemen:

     In accordance with the above-referenced Agreement, please be advised that the Operational Date for purposes of the Agreement shall be May 5, 1997.


Sincerely,

ELECTRONIC DATA SYSTEMS CORPORATION

/s/ Teresa Cooney
Teresa Cooney
Relationship Manager

                               AMENDMENT NUMBER THREE
                      TO AGREEMENT FOR INFORMATION TECHNOLOGY
                                  SERVICES BETWEEN
                        ELECTRONIC DATA SYSTEMS CORPORATION
                            AND AMERICAN COMMERCIAL BANK

THIS AMENDMENT NUMBER THREE (this "Amendment") is between Electronic Data Systems Corporation ("EDS") and American Commercial Bank ("Customer"), and is in amendment of that certain Agreement for Information Technology Services between EDS and Customer dated as October 31, 1996 (the "Agreement").

For and in consideration of the mutual agreements of the parties herein contained and other good and sufficient consideration the receipt of which is hereby acknowledged, EDS and Customer agree as follows:

1. Pursuant to Section 3.1(d) of the Agreement, the following Additional Service has been requested by Customer and will be provided by EDS. EDS will provide such Additional Service in accordance with this Amendment and the Agreement and such Additional Service will be deemed an Additional Service under the Agreement for all purposes.

     (a)  EDS will provide Customer with the ITI Retirement Reporting Module
          (RRM) in conjunction with Customer's current suite of modules pursuant to the Agreement.

2. For the provision by EDS of the Additional Service described in Section 1 of this Amendment, Customer will pay EDS the amounts set forth below:

     Additional Service                      Service Fee
     ------------------                      -----------
     Retirement Reporting Module (RRM)       $.01 per account record
                                             monthly minimum charge of $175.00

     A one time set up fee                   $1,500.00.

     Training at Customer site               $850.00 per day plus any travel
                                             and travel-related expenses as
                                             provided for in the Agreement

     Such amounts will be due and payable in accordance with the terms of the Agreement.

3. Except as expressly amended by this Amendment, the Agreement will be and remain in full force and effect in accordance with its terms. Capitalized terms used in this Amendment will be as defined in the Agreement unless otherwise expressly defined in this Amendment.

4. Three (3) original copies of this Amendment will be executed and submitted to EDS by Customer. This Amendment will become effective as of the date set forth below when EDS executes this Amendment. EDS will return one of the executed copies to Customer.

IN WITNESS WHEREOF, the parties have executed this Amendment as of March 25, 1998.

ELECTRONIC DATA SYSTEMS                 AMERICAN COMMERCIAL
CORPORATION                             BANK

By:                                     By: /s/ Gerald J. Lukiewski
   --------------------------------        --------------------------------
Name:  Brian Van Dyk                    Name:   Gerald J. Lukiewski
Title: Western Regional Manager         Title:  President

Date:                                   Date:     4-3-98
     ------------------------------           -----------------------------

                                     SCHEDULE G

                              Item Processing Services

I. ITEM PROCESSING SERVICES

EDS shall provide the following Basic Services to Customer:

a.)  PROOF OF DEPOSIT ENCODING

     EDS will receive all Proof Items processed at Customer's locations in accordance with mutually agreed upon cut-off times. EDS will proof and endorse each Item and encode the dollar amount of each Item. Proof errors detected by EDS will be corrected and documentation supporting corrections will be sent to Customer the following Business Day via courier.

     Teller balancing tapes and tapes accompanying deposits will be included in the daily proof work sent to EDS by Customer, and EDS will return said balancing tapes to Customer upon a mutually agreed upon schedule.

     All Proof Items delivered to EDS by the mutually agreed upon delivery deadlines will be processed to meet Customer's outgoing cash letter deadline(s). EDS will make best reasonable efforts to handle Customer's work received after the required deadline(s).

     The parties are in agreement that the Proof of Deposit Encoding Services, as described in this Section I(a) of this Schedule G, will not commence until a mutually agreeable date has been selected in the first or second calendar quarter of 1998.

b.)  PROOF OF DEPOSIT CAPTURE

     All Proof of Deposit Items will be captured, filmed front and back and assigned a unique batch and sequence number. All Item rejects will be corrected on-line. Proof of Deposit capture files will be uploaded each Business Day for nightly posting on the EDS Systems.

c.)  MICR REJECT REPAIR

     EDS will complete or correct the electronic information record from the MICR line on-line.

d.)  FINE SORTING INTO ACCOUNT NUMBER ORDER

     All on-us Items and general ledger tickets will be sorted into account number order and made available for pick-up by Customer's courier by 7:00 a.m. the first Business Day after processing.

e.)  COURIER BAG STORAGE

     EDS will hold courier bags overnight at the Data Center for Customer. EDS' only responsibility will be to remove the bag containing Items from the courier bag for further processing. Courier will pick-up courier bags the following Business Day.

II.  ITEM PROCESSING SERVICES PRICING



     Service Description                             Unit Price
     -------------------                             ----------
     Proof of Deposit Encoding                       $0.0250 per Item
     Proof of Deposit Capture                        $0.0186 per Item
     MICR Reject Repair - < 1% of Daily Volume       $ No Charge
     MICR Reject Repair - > 1% of Daily Volume       $0.1500 per Item
     Fine Sorting into Account Number Order          $0.0138 per Item

                                      ADDENDUM

THIS ADDENDUM ("Addendum") to that certain Agreement for Information Technology Services ("Agreement") between ELECTRONIC DATA SYSTEMS CORPORATION ("EDS") and American Commercial Bank ("Customer"), dated as of October 31, 1996, is made and entered into by and between Customer and EDS.

The parties agree to amend the Agreement as follows:

1    Section 1.1(c) of the Agreement is amended to read as follows:

          "Basic Services" are the Services listed in Schedule A and the Item Processing Services listed in Schedule G.

2.   Section 1.1(d) of the Agreement is amended to read as follows:

          "Business Day" is Monday through Friday during which Customer conducts its business operations and which is not a holiday of the Federal Reserve Bank.

3. New Sections 1.1(t) and 1.1(u) are added to the Agreement to read as follows:

     (t) "Item" shall mean a MICR document on which is recorded information evidencing a debit or credit.

     (u)  "Item Processing Services" are the Services described in Schedule G.

     (v) "MICR" is the magnetic ink character recognition that is encoded on Items for processing.

     (w) "MICR Reject" shall mean Items captured that reject due to poor or missing MICR encoding which will be corrected on-line by EDS for same Business Day processing.

     (x) "Proof Item" shall mean a document received by EDS to be MICR encoded with the dollar amount.

     (v) "Proof of Deposit" shall mean the MICR encoding of the dollar amount of each Item and balancing the debits to the credits.

4.   New Section 3.1(e) is added to the Agreement to read as follows:

     On a mutually agreeable schedule EDS will provide those services and instructions ("Item Processing Conversion Services") reasonably required for Customer to convert to and use the EDS Systems and the Item Processing Services. Customer will cooperate in the conversion effort and timely provide whatever information, data, clerical and office support, management decisions, approvals and signoffs that EDS reasonably requires. Customer will cooperate with EDS in scheduling training in conjunction with Customer's conversion to the EDS Systems.

5. Section 3.2 of the Agreement does not apply to Item Processing Services provided by EDS.

6. Section 3.4 of the Agreement does not apply to EDS Systems used to provide Item Processing Services.

7.   A new Section 3.7 is added to the Agreement to read as follows:

          GENERAL TERMS RELATING TO ITEM PROCESSING SERVICES.

          (a) With respect to Item Processing Services, EDS will be responsible for the Items from the time that such Items are received by EDS at the Data Center until the Items are released for pickup at the Data Center to couriers; provided that EDS' liability for the destruction or disappearance of Items will be limited to cases where the destruction or disappearance is due entirely to the negligence or willful misconduct of EDS and, if so, EDS' sole obligation is to reconstruct the Items from microfilm created by Customer.

          (b) Provide for Customer's use one copy of EDS' standard user documentation and one copy of any revisions describing the preparation of input for, and use of, output from the EDS Systems. Such documentation will address the reports provided under this Agreement. Notwithstanding anything in this Agreement to the contrary, Customer may duplicate or copy the user documentation and revisions, so long as it is done (i) for Customer's internal use only in connection with the Services provided pursuant to this Agreement and (ii) in accordance with the applicable provisions of Section 6.3.

          (c) Establish, modify or substitute from time to time any Equipment, processing priorities, programs, or procedures used in the operation of the EDS Systems or the provision of the Item Processing Services that EDS reasonably deems necessary, and notify Customer of any such changes that will affect Customer's operations. EDS shall not make any such establishment, modification, or substitution which would materially and adversely affect Customer's operations without Customer's prior written approval, which approval shall not be unreasonably withheld or delayed: provided, however that EDS shall have the right without approval of Customer to install and implement updates and releases pursuant to this Section 3.7(c). In the event
          EDS installs and implements an update and/or release pursuant to this
          Section 3.7(c) or 3.2(e) without Customer's approval, Customer expressly retains the right to dispute such installation and implementation in accordance with the provisions of Section 7.2 of the Agreement. Notwithstanding the above, however, if a third party vendor of any EDS Systems requires all users to upgrade such System due to the vendor's decision to stop maintaining the version of such System provided under this Agreement, then EDS may charge Customer for any additional expenses reasonably incurred by EDS for such upgrade, subject to the prior written consent of Customer to such additional expenses.

8.   A new Section 3.8 is added to the Agreement to read as follows:

     REGULATORY COMPLIANCE RELATED TO ITEM PROCESSING SERVICES. If either EDS or Customer becomes aware of any changes or proposed changes to any statutes, regulations or rules applicable to the Item Processing Services, that party will promptly notify the other of the change or proposed change, and the parties will cooperate in analyzing the impact, if any, that the change or proposed change will have on the obligations of the parties under this Agreement. If any such change requires EDS to modify any Item Processing Services, EDS will comply with such change and Customer will reimburse EDS for (a) any additional costs thereby incurred by EDS that are specific to Customer (such as the cost of retaining Customer's data for a longer period of time), and (b) Customer's pro rata share (based on such method of proration as EDS in good faith determines to be appropriate) of any additional costs thereby incurred by EDS that are not specific to Customer (such as the cost of modifications to the EDS

     Systems that apply to Customer and to other EDS customers for item processing services) and that are in excess of the costs that EDS would customarily absorb as part of its normal services to its customers for item processing services, as reasonably determined by EDS.

9.   A new Section 3.9 is added to the Agreement to read as follows:

     YEAR 2000. With respect to Year 2000, as part of the Services, EDS will
     (a) with respect to EDS Systems which are proprietary to EDS, provide those improvements and enhancements to such Systems so that they will maintain the functionality existing as of the as part of the Effective Date taking into account any processing, accepting, calculating, writing and outputting of times or dates, or both, whether before, on or after 12:00 a.m. January 1, 2000, and any time periods determined or to be determined based on any such times or dates, or both, and (b) with respect to EDS Systems which are not proprietary to EDS, use all reasonable efforts to obtain from the third party vendor thereof, those improvements and enhancements to such Systems so that they will maintain the functionality existing as of the Effective Date taking into account any processing, accepting, calculating, writing and outputting of times or dates, or both, whether before, on or after 12:00 a.m. January 1, 2000, and any time periods determined or to be determined based on any such times or dates, or both. Customer acknowledges and agrees that EDS will not be responsible for (i) changes, modifications, updates or enhancements to, and any inaccuracies, delays, interruptions or errors caused by interfaces between the EDS Systems and any software or systems which EDS does not operate under this Agreement, (ii) any inaccuracies, delays, interruptions or errors occurring as a result of incorrect data or data from other systems, software, hardware, processes or third parties provided in a format that is inconsistent with the format and protocols established for EDS Systems including date data in two digit format, even if such data is required for the operation of the EDS proprietary software or systems, and (iii) any inaccuracies, delays, interruptions or errors occurring as a result of incorrect data or data from telecommunication systems.

10.  Section 5.1(a) of the Agreement is amended to read as follows:

     For Basic Services the monthly charges listed in Section I of Schedule C and the monthly charges for Item Processing Services listed in Schedule G.

11.  Section 5.2(a) of the Agreement is amended to read as follows:

     All costs incurred by EDS (i) in mailing reports or other output to Customer, its customers, or third parties, and (ii) in transporting, shipping, or delivering Items, reports, output, or input between the Data Center and Customer's locations.

12.  A new Section 5.5 is added to the Agreement to read as follows:

     CUSTOMER RESPONSIBILITIES RELATED TO ITEM PROCESSING SERVICES. In order that EDS may perform its obligations to provide Item Processing Services, Customer shall perform the actions provided in Schedule G.

13. The first sentence of Section 8.1 of the Agreement is amended to read as follows:

     Section 3.2(d) sets forth Customer's exclusive remedies for errors in reports or other output provided by EDS under this Agreement and Section 3.7(a) sets forth Customer's exclusive remedies for the destruction or disappearance of Items that occurs while such Items are being held at the Data Center.

14.  New sixth and seventh sentences added to Section 8.1 to read as follows:

     Customer expressly waives and releases any claim that it may otherwise have against EDS in excess of such amounts provided for pursuant to this Section. By releasing and discharging EDS from such claims both known and unknown, Customer expressly waives any rights it may have had under California Civil Code Section 1542 which provides as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

15.  A new Schedule G, attached, is added to the Agreement.

16. Except as amended by this Addendum, the Agreement will be and remain in full force and effect in accordance with its terms. Capitalized terms, used in this Addendum will be as defined in the Agreement unless otherwise expressly defined in this Addendum.

17. Three (3) original copies of this Addendum will be executed and submitted to EDS by Customer. This Addendum will become effective when EDS executes this Addendum. EDS will return one of the executed copies to Customer.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date set forth above.

AMERICAN COMMERCIAL BANK                ELECTRONIC DATA SYSTEMS
                                        CORPORATION

By: /s/ James E. Beeninga               By:
   --------------------------------        --------------------------------

Name: James E. Beeninga                 Name:
     ------------------------------          ------------------------------

Date: 12-19-97                          Date:
     ------------------------------          ------------------------------

                              ITEM PROCESSING SERVICES


          Service Description           Unit Price
          -------------------           ----------
          Microfiche - Originals        $1.7000 per plate
          Microfiche - Duplicates       $0.4000 per plate
          Courier Bag Storage           $ No Charge

III. CUSTOMER RESPONSIBILITIES

     a.) Customer or Customer's courier will deliver Proof of Deposit Items to EDS each Business Day in accordance with mutually agreed upon cut-off times. EDS will make reasonable efforts to encode and capture Items delivered to EDS after the arrival deadline for same day posting. Customer will be invoiced for any additional costs reasonably incurred by EDS for processing work received after the deadlines. Items not processed by EDS will be held at EDS awaiting Customer's instructions.

     b.) Customer assumes full responsibility for the accuracy, completeness and authenticity of all Items furnished to EDS, and EDS shall be entitled to rely thereon and shall have no obligation or responsibility to audit, check or verify the Items.

     c.)  Customer will microfilm all Items prior to delivery to EDS.

     d.) Customer will be responsible for the selection of couriers and will pay for such courier services. If EDS is billed for Customer's courier service, EDS will re-bill Customer without mark-up.

IV.  SERVICE LEVEL STANDARDS

Customer and EDS will develop and implement mutually agreed upon Performance Standards for Item Processing Services on a mutually agreed upon schedule after the conversion date (December 22, 1997).







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